SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2016

KT HIGH-TECH MARKETING, INC.

(Exact name of the registrant as specified in its charter)

Delaware	333-212272	81-1004273
(State or other jurisdiction of	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14440 Big Basin Way, #12, Saratoga, CA 95070

(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (408) 663-5247

______________________________________________________

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14D-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     Other Information

On October 31, 2016, we entered into a non-binding Letter of Intent (the “LOI”) with KULR Technology Corporation, a Delaware corporation (“KULR”). The LOI outlines the terms of a potential transaction with KULR under which we would acquire all of the issued and outstanding capital stock of KULR in exchange for the issuance, to KULR’s shareholders, of new common stock constituting a majority of our issued and outstanding capital stock post-closing.

KULR is a private technology firm that owns proprietary carbon fiber based (Carbon Fiber Velvet or “CFV”) thermal management solutions that are more effective at storing, conducting, and dissipating waste heat generated by an electronic system’s internal components in comparison to traditional materials such as copper and aluminum. Our President, CEO, and director Michael Mo is a co-founder and the CEO of KULR.

The LOI is a non-binding agreement and any closing of the contemplated transaction will be dependent on the parties’ negotiation of more specific terms and their agreement on definitive transaction documents, among other matters. We can offer no assurance that a transaction with KULR will take place and the negotiations are ongoing. Under the LOI, however, KULR has committed to deal exclusively with us regarding any potential merger, acquisition, or similar transaction until February 10, 2017.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Letter of Intent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

KT HIGH-TECH MARKETING, INC.

Date: November 2, 2016	By:	/s/ Michael Mo
Michael Mo President & Chief Executive Officer